RETIREMENT, SEVERANCE AND GENERAL RELEASE AGREEMENT

This Retirement, Severance and General Release Agreement (“Agreement”) is entered into by:

EDWIN ROKS (“you” or “your”)

and

TELEDYNE TECHNOLOGIES INCORPORATED (“the Company” or “we” or “our”).

You have twenty-one (21) days to review this Agreement before signing it. You are free to sign it before that review period ends, in which case please place your initials at the end of this Agreement to show that you have waived the review period.

The “Effective Date” of this Agreement is the 8th day after you sign it so long as you have not revoked your signing as specified below in Paragraph 13.

Severance Payment/Benefits

In exchange for your acceptance of this Agreement so long as you do not revoke your acceptance as explained in Paragraph 13, you will receive the following payments and benefits:

•Separation Date: Your employment with us will end as of August 31, 2025. This is the “Separation Date” and is also your retirement date for purposes of incentive plans. Beginning on April 28, 2025, and continuing until your Separation Date (the “Advisory Period”), you will serve as a strategic advisor to the Executive Chairman. During this Advisory Period, you will also take accrued vacation leave. You will receive your regular base salary during this Advisory Period. Unless otherwise requested by the Company, you are not required to report to work during your Advisory Period. You will, however, be expected to be available to answer general questions and provide reasonable assistance as required by the Executive Chairman to facilitate the transition of your duties and responsibilities.

•Severance Payment: In addition to covering your regular base salary during the Advisory Period, we will pay you cash severance in the amount of $1,800,000, less standard deductions and withholdings required by law, payable in equal installments over a period of 18 months ($100,000 per month, less standard deductions and withholdings). These payments will begin on September 1, 2025 and continue each month, ending with the final payment on February 1, 2027 (referred to as the “Severance Payment Period”).

•Annual Incentive Plan (AIP): In addition, to the extent an AIP is determined to be payable for the Company for 2025, you will receive an AIP payment based on a partial year calculation (8/12ths). Your personal objectives will be scored at 20/20 for purposes of the AIP calculation. This amount will be less any deductions and withholdings required by law and shall be made at the same time AIP bonuses are paid to other executives of the Company (which at this time is anticipated to be in February 2026).

•Long-Term Incentives: You will be treated as a retiree for purposes of incentive award plans (stock options, performance plan, performance-based restricted stock plan), and your Separation Date will be treated as your retirement date for purposes of your participation in those plans.

•Health Insurance: Your employee health insurance coverage will cease at 11:59pm on December 31, 2026. After your Separation Date and through December 31, 2026, the Company will pay both the employer and employee contributions for health insurance coverage. After December 31, 2026, you will be eligible to procure health insurance coverage under Teledyne’s plans through COBRA for eighteen (18) months at your cost. If you obtain health insurance coverage under a different plan through a new employer or otherwise, you will notify us within thirty (30) days, and your coverage through Teledyne will cease when alternative coverage begins.

•For tax years 2025, 2026 and 2027, the company will provide reasonable tax advisory services to assist you in the jurisdictions in which material time was spent for company business. The Company will also continue to provide reasonable services regarding your pending US citizenship application through December 31, 2025.

•Through the Advisory Period and Severance Payment Period, the Company will also reimburse you for reasonably-documented, third-party outplacement services, at your request, in an amount not to exceed $100,000.

•Should you choose to sell your Westlake Village, California residence and relocate more than 25 miles from your current address during the Advisory Period or Severance Payment Period, the Company will reimburse you for reasonable relocation costs, not to exceed $100,000. Through the Advisory Period and the Severance Payment Period, the Company will also provide price protection for the sale of your Westlake Village, California residence to the extent it is sold in an arms-length transation for less than the price you paid for the property.

•While you will remain an employee through the Separation Date, effective April 28, 2025, you hereby resign as a director, an officer or from any other capacity in which you may serve of the Company and any other subsidiary of the Company. You agree to sign such confirmatory statements as the Company may request to effect such resignations.

•Any separately identified payments under this Agreement are treated as separate payments for purposes of Section 409A of the US Internal Revenue Code.

By signing this Agreement, you agree that you are not entitled to any other compensation, severance pay or other benefits of any kind, except those benefits in which you are vested on your Separation Date in any Company employee benefit plan. Because of the time between the execution of this Agreement and your Separation Date, you also agree to sign a confirming document, the form of which is attached as Addendum I, on your Separation Date.

Complete and General Release

1.To receive the sums/benefits described above, you hereby agree to release, hold harmless, and to not sue, the following persons and entities (“The Released Parties”) for the matters specified in Paragraphs 2-3:

i)The Company;

ii)All of the Company's subsidiaries, related companies, and all of their respective predecessors and successors;

iii)All of the past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) and any other persons acting by, through, under or with any of the persons or entities listed subsections (i) and (ii) above.

2.This Agreement is intended to provide the broadest release allowable under the law. This release extends to all claims, liabilities, demands, losses, suits, sums of money, promises, debts, causes of action or similar rights, of any type or nature, which you have, had, or may have (referred to as “Claims”) against any of The Released Parties arising out of your employment, termination of employment, and out of any other alleged or actual facts, omissions, incidents, or matters. These shall be referred to as “The Released Claims.” No part of this Agreement or any payment is related to sexual harassment or sexual abuse.

3.By way of example, the scope of The Released Claims include (but are not limited to) Claims arising under any:

(i) Anti-Discrimination Statutes, such as the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, which prohibit age discrimination/harassment/retaliation in employment; Title VII of the Civil Rights Act of 1964, which prohibits race, color, religion, sex and national origin discrimination/harassment/retaliation in employment; the Americans With Disabilities Act, which prohibits discrimination/harassment/retaliation against individuals with disabilities; the Family Medical Leave Act, which provides protected time off work to certain employees and prohibits discrimination on account of taking such protected time off work; California laws that prohibit discrimination, harassment, and/or retaliation in employment based on certain protected categories, such as race, color, religion, marital status, sexual orientation, gender identity/express, national origin, ancestry, disability, medical condition, age, veteran status, sex, or other protected characteristics, or which provide for protected leaves or absences; and

(ii) Other Statutes and Claims Under Common Law Or Equity, such as the Employee Retirement Income Security Act of 1974, which, among other things, protects pension or health plan benefits; all other state/federal/local statutes and regulations, including the federal Fair Labor Standards Act (which regulates wages and work hours), and other federal, state and local laws that provide for pay transparency, fair or equal pay by gender, race/national origin, or on other bases; and any other California laws; this release also includes any rights/obligations arising out of any executive orders; this release also includes all possible rights/protections under common law and equity. This includes, by way of example, claims for wrongful discharge, retaliation, breach of contract, physical or personal injury, emotional distress, fraud, negligent misrepresentation, libel, slander, defamation, other torts, punitive damages, lost income, and any other possible claims or alleged injuries. This also includes, by way of example, claims under equity, such as unjust enrichment, suits for injunctions, and equitable restitution.

(iii) This release covers both claims that you know about and claims you may not know about. You expressly waive all rights afforded under laws regarding a waiver of unknown claims, and you do so understanding and acknowledging the significance of such a waiver.

Without limiting the scope of this release, you expressly waive all rights afforded under California Civil Code 1542 regarding unknown claims and do so understanding and acknowledging the significance of such waiver. Section 1542 states:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You further acknowledge and agree that California Labor Code Section 206.5 is not applicable to the resolution of this matter. That section provides in pertinent part as follows:

“An employer shall not require the execution of any release of a release of a claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of those wages has been made.”
You also agree that you shall not sue or bring any proceedings or claims for the matters released by this general release.

The Released Claims DO NOT include (1) your right to enforce this Agreement, (2) your rights under any Company employee benefit plan in which you are vested as of the Separation Date, (3) rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the Effective Date, or (4) your right to participate in any proceeding or investigation by or before the EEOC or other government agency as allowed by law.

Your Additional Promises & Obligations

4.Return Our Property. Prior to your Separation Date, you will return all Company (including its parents, affiliates, subsidiaries, predecessors, amalgamated companies, related entities, segments, and business units) property to Human Resources, and you will not copy, retain, or in any way take or keep any Company property. You also will cooperate with our efforts to ensure that you have returned all property. As a reminder and by way of example, all things, writings, and projects that you prepared, or assisted in preparing, at or during work, or related to or arising out work, belong to the Company, and they must be returned by the Separation Date or immediately upon request from the Company. This obligation exists irrespective of whether you accept this Agreement or not.

5.Keep Our Business Information Confidential. You will maintain in strictest confidence our “confidential business information.” You also will not use or otherwise disclose our confidential business information for your own purposes, for the purposes of any third party, or for any reason except as described below. As used in this Agreement, the phrase "confidential business information" means any information concerning our (including any of our parent, subsidiaries or related, predecessor or amalgamated companies’) (a) business and operations, agreements or relations with agents, contractors, customers or employees; and, (b) status of work in progress, products, processes, costs, pricing, customers, employees, customer lists, employee lists, trade secrets, plans, commercial intentions, business practices, or financial condition. "Confidential business information" does not include information which (a) has been publicly disclosed by the Company or included in any publicly available filing, report or analysis or which is generally available to the public through lawful means; (b) was known to you by lawful means prior to your employment with us; or (c) was created, produced, compiled, or developed by you or any other person independently and without the use of or reference to any "confidential business information" of the Company. In addition to this paragraph 5, the confidentiality obligations contained in your existing employment documents continue to survive.

6.We Can Take Court Action If You Disclose or Misuse Our Confidential Business Information. We depend on our valuable "confidential business information" and we will be irreparably harmed by any violation of your obligation to keep our “confidential business information” confidential and not to misuse it. If we believe that you have committed or will commit an improper disclosure or use of such information, we can take legal action in a court of law or equity, and we can seek an injunction and any other relief that is appropriate, from a court or a private arbitrator (at the Company’s sole election) prohibiting you from any violation or threatened violation of the obligations in this and the preceding paragraphs 4 and 5. The prevailing party will be entitled to legal fees, costs, and expenses. You may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation or law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

7.You Have a Limited Non-Solicitation Period.

a.During the Advisory Period and the Severance Payment Period, you shall not, directly or indirectly, hire, solicit or recruit any employee of the Company to leave their employment with the Company, nor may you contact any employee of the Company, or cause an employee of the Company to be contacted, for the purpose of leaving employment with the Company. A general advertisement by your new employer that is not directed specifically at employees of the Company shall not be deemed a violation of the preceding sentence. For purposes of this paragraph 7, Company specifically includes its parents, affiliates, subsidiaries, predecessors, amalgamated companies, related entities, segments, and business units.

b.During the Advisory Period and the Severance Payment Period, you will inform each new prospective employer of the existence of the restrictions in this clause.

8.You Are Not Aware of Misconduct By Us. You are not aware of any illegal, improper or unethical conduct by the Company, or any of its agents, employees, insurers, lawyers or other representatives. If this is not true, you will notify us immediately and before the Effective Date, in writing if you are aware of any illegal, improper or unethical conduct by such persons or entities. You will provide specific facts and give the writing and a copy of this signed Agreement to the Executive Vice President, General Counsel, Chief Compliance Officer, and Secretary at Teledyne Technologies at 1049 Camino Dos Rios, Thousand Oaks, California, 91360.

9.Cooperation. You will cooperate with and assist us with reasonable requests. As an example, this will include assisting in the transition of your duties and responsibilities to others and meeting with Company advisors and representatives with respect to personnel, legal, or other Company matters.

10.You Will Not Disparage/Defame Us. You will not make or cause to be made any defamatory or derogatory statements about the Company or any person associated with or representing the Company. The Company agrees to direct the executive in your management chain (Robert Mehrabian) to not, while employed by the Company, make any defamatory or derogatory statements about you. This does not stop you or the executive in your management chain, however, from making truthful statements before any governmental agency or court or exercising respective rights as specified in Paragraph 12 below.

11.You Retain the Right to Communicate With Government Agencies and Participate in Government Proceedings. Nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Nothing in this Agreement is intended to or will be used in any way to limit your ability to communicate with any Government Agencies or otherwise participate as provided for, protected under or warranted by applicable law including, including an investigation or proceeding that may be conducted by any Government Agency or providing documents or other information, without notice to us. You agree to waive the right to receive future monetary recovery directly from the Company, including Company payments that result from any complaints or charges that you file with any governmental agency or that are filed on your behalf. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

Special Rights Under The Age Discrimination in Employment Act and the Older Workers Benefit Protection Act

12. 21 Day Consideration Period -- You acknowledge that, before signing this Agreement:
•You were given at least 21 days to review and consider this Agreement;
•You carefully read this Agreement;
•You were told to consult with an attorney and you had an opportunity to do so;
•If you signed this Agreement, you did so voluntarily;
•You are not under any physical or mental disability that precludes you from understanding this Agreement (and if you are, you sought assistance and were provided a full understanding of this Agreement);
•This Agreement is not effective unless you sign it and do not revoke it within 7 days of signing it.

13.Right to Revoke. After you sign this Agreement, you have the right to revoke your signature within seven (7) days. Your revocation must be in writing, signed by you and personally delivered to Jason Connell no later than 5:00 p.m. on the seventh day after you sign this Agreement. If you timely and properly revoke this Agreement, it shall not be effective and you will not receive the benefits described in this Agreement. If you do not timely revoke this Agreement, then you intend to be legally bound by it.

General Terms

14.This Agreement Is Not An Admission. By offering you this Agreement, we are not admitting any wrongdoing and we do not admit any liability. If you accept this Agreement, you agree that it cannot be used in court or in any other proceedings to show or suggest wrongdoing or to claim that it is an admission of wrongdoing. We deny that we have committed any wrongdoing or anything that is unlawful towards you. We are offering this Agreement, and its severance benefits, as a gesture to help you transition and in recognition of your service.

15.Severability. The provisions of this Agreement are severable. If any part is found to be unenforceable, the other provisions are fully valid and enforceable.

16.No Representations. Except for what is written in this Agreement, you have not relied on any representation or promise, written or oral, by any of The Released Parties.

17.Entire Agreement. This writing is the entire agreement between you and us on the matters covered. It cannot be changed or canceled except in writing signed by both Melanie S. Cibik, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary of the Company, and you. On the Effective Date, your Change in Control Agreement terminates in all respects.

18.Successors and Assignees. This Agreement binds your heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

19.Interpretation. This Agreement shall be construed as a whole according to its fair meaning. Although the Company prepared the Agreement, you were provided the ability to negotiate its terms and conditions.

20.California Law. This Agreement is made and entered into in the State of California, and in all respects shall be interpreted, enforced and governed under that state’s law, except with regard to its principles of conflicts of laws.

21.Arbitration of Disputes And Recovery of Attorneys’ Fees. Any and all disputes arising between or among you and any of the Company and any other Released Parties, including regarding this Agreement’s interpretation, enforceability, or validity, shall be submitted to private arbitration before JAMS in accordance with its labor and employment rules. The arbitration shall take place in Ventura County, California, which shall be the sole and exclusive forum, subject to Paragraphs 4-6 and 11 (which provide our right to go to Court and not only to arbitration) for any and all disputes between the parties. The prevailing party shall be entitled to recover its costs, expenses, and attorneys’ fees to the fullest extent allowed under law.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

If you decide to accept this Agreement before the expiration of the 21 day period described in Paragraph 12, as provided for by the Age Discrimination in Employment Act of 1967, then you should initial this paragraph to demonstrate your knowing waiver of this 21 day period.

                            ____/s/ER___ Initial here for waiver.

EDWIN ROKS /s/ Edwin Roks Date April 30, 2025	TELEDYNE TECHNOLOGIES INCORPORATED By /s/ Melanie S. Cibik Title: Executive Vice President, General Counsel, Chief Compliance Officer and Secretary Date April 30, 2025

ACKNOWLEDGEMENT OF RECEIPT
I received a copy of this Agreement on April 28, 2025, as further revised on April 30, 2025, and acknowledge that solely for the purpose of commencing the 21 day review period in Paragraph 12:
_________/s/ Edwin Roks________________
EDWIN ROKS

ADDENDUM I
[FORM DOCUMENT – ACTUAL LETTER WILL BE PROVIDED AT SEPARATION DATE]

EDWIN ROKS
[address]

Re:    Extension of General Release to August 31, 2025

Dear Edwin:

    The Confidential Severance Agreement and General Release (”Agreement”) that you signed on ___________, includes a Complete and General Release section, including Paragraphs 1-3. Because of the time that elapsed from the date you signed that Agreement to the date of your actual end of employment, we ask that you affirm your acceptance of that general release of claims in Paragraphs 1-3 so that it extends through your separation date, which is the last date of your employment with us.

    Please sign and date this letter and return it to me.

Sincerely,

Jason W. Connell
Senior Vice President – Human Resources and Associate General Counsel
Teledyne Technologies Incorporated

I affirm that the Complete and General Release of claims section in Paragraphs 1-3 of the Agreement is hereby extended to apply to claims from the date I signed the Agreement through the date of my actual separation from the Company on August 31, 2025.

_____________________________        Dated: August 31, 2025
EDWIN ROKS